Exhibit (a)(1)(H)

FORM OF EMAIL TO ELIGIBLE HOLDERS

CONFIRMING ACCEPTANCE OF ELIGIBLE OPTION(S)

From: SINGULAR GENOMICS SYSTEMS, INC.

Re:	Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Option(s) for New Option(s), dated July 25, 2022 (the “Offer Documents”). With this letter, we confirm that Singular Genomics Systems, Inc. (“Singular,” “we,” “us,” “our” or the “Company”) has accepted the Eligible Option(s) listed on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Option(s) will be cancelled and New Option(s) will be granted to you. Your New Options will appear shortly in UBS One Source, and your stock option agreement(s) will be available for electronic acceptance. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Option(s), such options will not be accepted by Singular and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions, please contact equity@singulargenomics.com.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.